Exhibit 99.1
FOR IMMEDIATE RELEASE
CONTACTS:	James Winschel, Senior Vice President and Chief Financial Officer Jill Baker, Corporate Vice President of Investor Relations +1-781-434-4118
PAREXEL INTERNATIONAL REPORTS FOURTH QUARTER
AND FISCAL YEAR 2011 RESULTS
•	Record fourth quarter revenue of $310.5 million and record Fiscal Year 2011 revenue of $1,212.1 million

•	Fourth quarter net new business wins of $567.9 million generate a net book-to-bill ratio of 1.83 in Q4, and 1.51 for the full fiscal year

•	Backlog at fiscal year end totals $3.44 billion, up 28.5% year-over-year, and up 8% sequentially

•	Company increases forward-looking financial guidance
Boston, MA, August 9, 2011 — PAREXEL International Corporation (NASDAQ: PRXL) today reported financial results for the fourth quarter and fiscal year ended June 30, 2011.
For the three months ended June 30, 2011 consolidated service revenue increased by 5.2% to $310.5 million compared with $295.3 million in the prior year period. Excluding the positive impact from foreign exchange movements in the quarter of $12.0 million, revenue increased 1.1%. Operating income as reported under Generally Accepted Accounting Principles (GAAP) totaled $1.6 million, or 0.5% of consolidated service revenue, in the fourth quarter of Fiscal Year 2011, as compared with $20.1 million, or 6.8% of consolidated service revenue, in the comparable quarter of the prior year. GAAP operating income declined 92.2% year-over-year.
The financial results of the June quarter in the current and prior periods each included special items, as detailed in the financial charts within this press release. Excluding the impact of special items, adjusted operating income in the fourth quarter of Fiscal Year 2011 was $10.5 million, or 3.4% of consolidated service revenue. Excluding the special items referenced above in the prior year period, adjusted operating income was $28.2 million, or 9.6% of consolidated service revenue, in the fourth quarter of Fiscal Year 2010. On this adjusted basis, operating income in the current quarter declined 62.8% year-over-year. The GAAP net loss for the quarter totaled $1.6 million, or a loss of $0.03 per share, compared with GAAP net income of $12.9 million, or $0.22 per diluted share, for the quarter ended June 30, 2010. On a GAAP basis, the net loss in the current quarter was a decline of 112.2% year-over-year, and the loss per share was a decline of 113.6%. Adjusted net income in the current and prior periods (which excludes the special items referenced above) was $6.1 million, or $0.10 per diluted share in the quarter ended June 30, 2011, and was $19.1 million, or $0.32 per diluted share in the quarter ended June 30,

2010. Using adjusted numbers in both periods, adjusted net income in the current quarter declined by 68.2% year-over-year, and adjusted earnings per diluted share declined by 68.8%.
Consolidated service revenue for the fourth quarter of Fiscal Year 2011 was $232.8 million in Clinical Research Services (CRS), $35.2 million in PAREXEL Consulting and Medical Communications Services (PCMS), and $42.5 million in Perceptive Informatics, Inc. (Perceptive).
On a GAAP basis for the full fiscal year ended June 30, 2011, consolidated service revenue was $1,212.1 million versus $1,131.0 million in the prior year, a year-over-year increase of 7.2%. Excluding the positive impact of foreign exchange of approximately $3.8 million in Fiscal Year 2011, revenue increased 6.8% from the prior year. For Fiscal Year 2011, GAAP operating income was $81.6 million, or 6.7% of consolidated service revenue, compared with GAAP Fiscal Year 2010 operating income of $83.1 million, or 7.3% of consolidated service revenue. GAAP operating income declined 1.8% year-over-year.
Excluding the impact of special items, as detailed in the attached financial tables in both periods, adjusted operating income was $90.1 million, or 7.4% of consolidated service revenue in Fiscal Year 2011, compared with adjusted operating income of $103.5 million, or 9.1% of consolidated service revenue, in Fiscal Year 2010. On this adjusted basis, operating income in Fiscal Year 2011 declined 12.9% year-over-year. Net income on a GAAP basis for Fiscal Year 2011 was $48.8 million, or $0.81 per diluted share, compared with GAAP net income of $41.5 million, or $0.71 per diluted share, in Fiscal Year 2010. On a GAAP basis, net income in the current year increased by 17.4%, and earnings per diluted share increased by 14.1%. On an adjusted basis, excluding the special items noted in the attached financial charts in both periods, net income for the twelve months ended June 30, 2011 was $56.9 million, or $0.95 per diluted share, compared with $63.5 million, or $1.08 per diluted share, in the comparable prior year twelve-month period. Using adjusted numbers in both periods, adjusted net income in the current quarter declined by 10.4%, and adjusted earnings per diluted share declined by 12.0%.
Consolidated service revenue for Fiscal Year 2011 was $922.8 million in CRS, $129.7 million in PCMS, and $159.5 million in Perceptive.
The Company reported a Fiscal Year 2011 ending backlog of $3.44 billion, an increase of 28.5% over the ending backlog reported for Fiscal Year 2010, and an increase of 8% from the third quarter of Fiscal Year 2011. The reported backlog included gross new business wins in the quarter of $675.1 million, cancellations of $107.2 million, and a negative impact from foreign exchange rates of $1.7 million. The net book-to-bill ratio was 1.83 for the quarter, and was 1.51 for Fiscal Year 2011 overall.
Mr. Josef H. von Rickenbach, PAREXEL’s Chairman and Chief Executive Officer stated, “The results of the fourth quarter generally met our expectations, and we were especially pleased with our strong new business results. We were excited to see an uptick in activity from clients in the small and emerging biopharma segment in the quarter, and we expect to continue to win our fair share in this market segment going forward. For the Company overall, I believe that the groundwork that we laid in Fiscal Year 2011 has created a solid foundation for our future. We have been building a Company based on robust processes and systems, which we believe affords us long-term sustainable advantages that enable us to deliver strong returns to our clients and shareholders alike.”
He continued, “Fiscal Year 2011 presented us with many exciting new business opportunities, as many of our clients embraced a new way of working with us. The year’s new business and backlog results clearly demonstrate that PAREXEL is a partner of choice for many clients. Our expertise-based, globally integrated, and technology-enabled strategy has been effective. It has resonated with clients who understand the value that we can create for them.”
With regard to the future outlook for the Company, Mr. von Rickenbach commented, “As we enter into Fiscal Year 2012, our focus is on revenue growth, successfully executing quality projects for clients, and on increasing operating income by further reaping the benefits of our productivity and efficiency initiatives. We plan to continue making judicious investments by adding to our talent base to meet current and future project needs. We anticipate that as the year progresses, some of the more mature strategic partnerships will hit their stride. We also anticipate that we will achieve a restoration of our profitability over the course of the year, as productivity starts to improve and as a variety of initiatives and the previously-announced restructuring bear fruit.”
The Company issued forward-looking guidance for the first quarter of Fiscal Year 2012 (ending September 30, 2011), and for Fiscal Year 2012. The Company expects to report consolidated service revenue for the first quarter (ending September 30, 2011) in the range of $312 to $322 million, GAAP earnings per diluted share in the range of $0.10 to $0.12, and adjusted earnings per diluted share in the range of $0.16 to $0.18. For Fiscal Year 2012, consolidated service revenue is expected to be in the range of $1.355 to $1.395 billion, GAAP earnings per diluted share in the range of $0.95 to $1.14, and adjusted earnings per diluted share in the range of $1.05 to $1.24. (Previously issued guidance for Fiscal Year 2012 was for service revenue of $1.340 to $1.380 billion, GAAP earnings per diluted share of $0.93 - $1.10, and adjusted earnings per diluted share of $1.05 to $1.22 (excluding the impact of restructuring and related charges)).
In addition to the financial measures prepared in accordance with generally accepted accounting principles (GAAP), the Company uses certain non-GAAP financial measures. The Company believes that presenting the non-GAAP financial measures contained in this press release assists investors and others in gaining a better understanding of its core operating results and future prospects, especially when comparing such results to previous periods or forecasted guidance, because such measures exclude items that are outside of the Company’s normal operations and/or, in certain cases, are difficult to forecast accurately for future periods. Management uses non-GAAP financial measures, in addition to the measures prepared in accordance with GAAP, as the basis for measuring the Company’s core operating performance and comparing such performance to that of prior periods and to the performance of its competitors for the same reasons stated above. Such measures are also used by management in its financial and operating decision-making. Non-GAAP financial measures are not meant to be considered superior to or a substitute for the Company’s results of operations prepared in accordance with GAAP.
A conference call to discuss PAREXEL’s fourth quarter and fiscal year earnings, business, and financial outlook will begin at 10:00 a.m. ET on Wednesday, August 10, 2011 and will be broadcast live over the internet via webcast. The webcast may be accessed in the “Upcoming

Events” portion of the main page of the Investor Relations section of the Company’s website at www.parexel.com. Users should follow the instructions provided to assure that the necessary audio applications are downloaded and installed. A replay of this webcast will be archived on the website approximately two hours after the call and will continue to be accessible for approximately one year following the live event. To participate via telephone, dial +1 (408) 940-3886 and ask to join the PAREXEL quarterly conference call.
Certain trended financial information may be found in the Investor Relations section of the Company’s website under the “Additional Financials” section.
About PAREXEL International
PAREXEL International Corporation is a leading global bio/pharmaceutical services organization, providing a broad range of knowledge-based contract research, consulting, and medical communications services to the worldwide pharmaceutical, biotechnology and medical device industries. Committed to providing solutions that expedite time-to-market and peak-market penetration, PAREXEL has developed significant expertise across the development and commercialization continuum, from drug development and regulatory consulting to clinical pharmacology, clinical trials management, medical education and reimbursement. Perceptive Informatics, Inc., a subsidiary of PAREXEL, provides advanced technology solutions, including medical imaging, to facilitate the clinical development process. Headquartered near Boston, Massachusetts, PAREXEL operates in 71 locations throughout 52 countries around the world, and has approximately 10,550 employees. For more information about PAREXEL International visit www.PAREXEL.com.
PAREXEL is a registered trademark of PAREXEL International Corporation, and Perceptive Informatics is a trademark of Perceptive Informatics, Inc. All other names or marks may be registered trademarks or trademarks of PAREXEL International Corporation, Perceptive Informatics, Inc. or their respective owners and are hereby acknowledged.
This release contains “forward-looking” statements regarding future results and events, including, without limitation, statements regarding expected financial results, future growth and customer demand. For this purpose, any statements contained herein that are not statements of historical fact may be deemed forward-looking statements. Without limiting the foregoing, the words “believes,” “anticipates,” “plans,” “expects,” “intends,” “appears,” “estimates,” “projects,” “will,” “would,” “could,” “should,” “targets,” and similar expressions are also intended to identify forward-looking statements. The forward-looking statements in this release involve a number of risks and uncertainties. The Company’s actual future results may differ significantly from the results discussed in the forward-looking statements contained in this release. Important factors that might cause such a difference include, but are not limited to, risks associated with: actual operating performance; actual expense savings and other operating improvements resulting from recent and anticipated restructurings, including the anticipated restructuring charge of approximately $18 million over the fourth quarter of Fiscal Year 2011 as well as the first and second quarters of Fiscal Year 2012; the loss, modification, or delay of contracts which would, among other things, adversely impact the Company’s recognition of revenue included in backlog; the Company’s dependence on certain industries and clients; the

Company’s ability to win new business, manage growth and costs, and attract and retain employees; the Company’s ability to complete additional acquisitions and to integrate newly acquired businesses or enter into new lines of business; the impact on the Company’s business of government regulation of the drug, medical device and biotechnology industry; consolidation within the pharmaceutical industry and competition within the biopharmaceutical services industry; the potential for significant liability to clients and third parties; the potential adverse impact of health care reform; and the effects of exchange rate fluctuations and other international economic, political, and other risks. Such factors and others are discussed more fully in the section entitled “Risk Factors” of the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2011 as filed with the SEC on May 10, 2011, which “Risk Factors” discussion is incorporated by reference in this press release. The Company specifically disclaims any obligation to update these forward-looking statements in the future. These forward-looking statements should not be relied upon as representing the Company’s estimates or views as of any date subsequent to the date of this press release.
PAREXEL is a registered trademark of PAREXEL International Corporation, and Perceptive Informatics is a trademark of Perceptive Informatics, Inc. All other names or marks may be registered trademarks or trademarks of PAREXEL International Corporation, Perceptive Informatics, Inc. or their respective owners and are hereby acknowledged.

PAREXEL International Corporation
Consolidated Condensed Statement of Operations
Unaudited

	Three Months Ended				Three Months Ended
	June 30, 2011				June 30, 2010 (a)
(in thousands, except per share data)	As Reported	Adjustments		Non-GAAP	As Reported	Adjustments		Non-GAAP

Service revenue	$310,524	$—		$310,524	$295,301	$—		$295,301
Reimbursement revenue	52,633			52,633	50,650			50,650

Total revenue	363,157	—		363,157	345,951	—		345,951

Costs and expenses:
Direct costs	209,870			209,870	184,770			184,770
Reimbursable out-of-pocket expenses	52,633			52,633	50,650			50,650
Selling, general and administrative	72,535			72,535	71,143	(4,250	)(d)	66,893
Depreciation	15,111			15,111	12,784			12,784
Amortization	2,523			2,523	2,646			2,646
Other benefit	—			—	—			—
Restructuring charge	8,924	(8,924	)(b)	—	3,860	(3,860	)(e)	—

Total costs and expenses	361,596	(8,924)		352,672	325,853	(8,110)		317,743

Income from operations	1,561	8,924		10,485	20,098	8,110		28,208

Other (expense) income	(205)	1,076	(c)	871	(2,860)	—		(2,860)

Income before income taxes	1,356	10,000		11,356	17,238	8,110		25,348

Provision for income tax expense	2,927	2,353	(f)	5,280	4,370	1,866	(f)	6,236
Effective tax rate	215.9%			46.5%	25.4%			24.6%

Net (loss) income	($1,571)	$7,647		$6,076	$12,868	$6,244		$19,112

(Loss) earnings per common share:
Basic	($0.03)			$0.10	$0.22			$0.33
Diluted	($0.03)			$0.10	$0.22			$0.32

Shares used in computing earnings per common share:
Basic	58,902			58,902	58,371			58,371
Diluted	58,902			60,347	59,636			59,636

(a)	Prior year numbers have been reclassified to conform with the current year presentation.

(b)	Restructuring charges pursuant to plans previously announced, as well as those implemented, in FY11 include $4.3 million of facility-related costs, $1.5 million in severance costs, and $3.1 million in impairment charges related to exited facilities.

(c)	Accelerated amortization of financing fees related to debt refinancing.

(d)	Legal settlement costs related to a small acquisition which was completed several years ago.

(e)	Restructuring charges pursuant to plans previously announced, as well as those implemented, in FY10 include $0.5 million of facility-related benefits and $4.4 million in severance costs.

(f)	Tax associated with items (b) — (e).
Balance Sheet Information

	Preliminary
	June 30,	March 31,	June 30,
	2011	2011	2010
Billed accounts receivable, net	$341,279	$355,733	$229,932
Unbilled accounts receivable, net	308,364	279,832	248,994
Deferred revenue	(332,662)	(321,007)	(261,080)

Net receivables	$316,981	$314,558	$217,846

Cash and marketable securities	$89,056	$119,424	$107,413
Working capital	$317,298	$251,803	$158,624
Total assets	$1,429,483	$1,443,834	$1,220,710
Short-term borrowings	$5,867	$111,787	$32,082
Long-term debt	$240,102	$177,583	$183,707
Stockholders’ equity	$566,004	$558,763	$439,555

PAREXEL International Corporation
Consolidated Condensed Statement of Operations
Unaudited

	Twelve Months Ended				Twelve Months Ended
	June 30, 2011				June 30, 2010 (a)
(in thousands, except per share data)	As Reported	Adjustments		Non-GAAP	As Reported	Adjustments		Non-GAAP

Service revenue	$1,212,099			$1,212,099	$1,131,039			$1,131,039
Reimbursement revenue	210,326			210,326	204,836			204,836

Total revenue	1,422,425	—		1,422,425	1,335,875			1,335,875

Costs and expenses:
Direct costs	785,834	(368	)(b)	785,466	718,844 (a)			718,844
Reimbursable out-of-pocket expenses	210,326	—		210,326	204,836			204,836
Selling, general and administrative	271,049	(7	)(b)	271,042	253,100 (a)	(4,250	)(c)	248,850
Depreciation	55,549	—		55,549	49,943	(450	)(d)	49,493
Amortization	9,931	—		9,931	10,377			10,377
Other benefit	—	—			(1,144)	1,144	(e)	—
Restructuring (benefit) charge	8,106	(8,106	)(b)	—	16,810	(16,810	)(d)	—

Total costs and expenses	1,340,795	(8,481)		1,332,314	1,252,766	(20,366)		1,232,400

Income from operations	81,630	8,481		90,111	83,109	20,366		103,475

Other expense	(22,996)	2,242	(f)	(20,754)	(19,934)	6,572	(f)	(13,362)

Income before income taxes	58,634	10,723		69,357	63,175	26,938		90,113

Provision for income taxes	9,848	2,623	(g)	12,471	21,633	4,972	(g)	26,605
Effective tax rate	16.8%			18.0%	34.2%			29.5%

Net income	$48,786	$8,100		$56,886	$41,542	$21,966		$63,508

Earnings per common share:
Basic	$0.83			$0.97	$0.72			$1.09
Diluted	$0.81			$0.95	$0.71			$1.08

Shares used in computing earnings per common share:
Basic	58,634			58,634	58,062			58,062
Diluted	59,874			59,874	58,756			58,756

(a)	Prior year numbers have been reclassified to conform with the current year presentation.

(b)	Restructuring charges pursuant to plans previously announced, as well as those implemented, in FY11 include $4.1 million of facility-related costs, $1.3 million in severance costs, and $3.1 million in impairment charges related to exited facilities.

(c)	Legal settlement costs related to a small acquisition which was completed several years ago.

(d)	Restructuring charges pursuant to plans previously announced, as well as those implemented, in FY10 include $0.5 million of accelerated depreciation, $5.2 million of facility-related costs and $11.6 million in severance costs.

(e)	Release of $1.1 million in certain reserves related to the $15 million wind-down costs and bad debt expense established in Q2 FY09 for a client contract default.

(f)	Impairment charge on an asset and accelerated amortization of financing fees related to debt refinancing (FY11) and impairment charges on an investment and an asset (FY10).

(g)	Tax associated with items (b) — (f).

PAREXEL International Corporation
Segment Information
Unaudited

	Three Months Ended	Three Months Ended
	June 30, 2011	June 30, 2010(a)
(in thousands)	As Reported	As Reported

Clinical Research Services (CRS)

Service revenue	$232,818	$225,371
% of total service revenue	75.0%	76.3%
Gross profit	$68,021	$79,839
Gross margin % of service revenue	29.2%	35.4%

PAREXEL Consulting & Medical Communications
Services (PCMS)
Service revenue	$35,244	$31,582
% of total service revenue	11.3%	10.7%
Gross profit	$14,407	$12,941
Gross margin % of service revenue	40.9%	41.0%

Perceptive Informatics, Inc. (PII)

Service revenue	$42,462	$38,348
% of total service revenue	13.7%	13.0%
Gross profit	$18,226	$17,751
Gross margin % of service revenue	42.9%	46.3%

Total service revenue	$310,524	$295,301
Total gross profit	$100,654	$110,531
Gross margin % of service revenue	32.4%	37.4%

Revenue by Geography

The Americas	$117,576	$123,871
Europe, Middle East & Africa	146,063	134,603
Asia/Pacific	46,885	36,827

Total service revenue	$310,524	$295,301

Quarterly Supplemental Financial Data

Total revenue	$363,157	$345,951
Investigator fees	52,079	54,590

Gross revenue	$415,236	$400,541

Days sales outstanding	69	49

Capital expenditures	21,426	30,436

(a)	Prior year numbers have been reclassified to conform with the current year presentation.

PAREXEL International Corporation
Segment Information
Unaudited

	Twelve Months Ended				Twelve Months Ended
	June 30, 2011				June 30, 2010 (a)
(in thousands)	As Reported	Adjustments		Non-GAAP	As Reported

Clinical Research Services (CRS)

Service revenue	$922,827			$922,827	$870,721
% of total service revenue	76.1%			76.1%	77.0%
Gross profit	$306,150	201	(b)	$306,351	$307,937
Gross margin % of service revenue	33.2%			33.2%	35.4%

PAREXEL Consulting & Medical Communications Services (PCMS)

Service revenue	$129,728			$129,728	$121,652
% of total service revenue	10.7%			10.7%	10.8%
Gross profit	$52,049	55	(b)	$52,104	$46,386
Gross margin % of service revenue	40.1%			40.2%	38.1%

Perceptive Informatics, Inc. (PII)

Service revenue	$159,544			$159,544	$138,666
% of total service revenue	13.2%			13.2%	12.2%
Gross profit	$68,066	112	(b)	$68,178	$57,872
Gross margin % of service revenue	42.7%			42.7%	41.7%

Total service revenue	$1,212,099			$1,212,099	$1,131,039
Total gross profit	$426,265	368		$426,633	$412,195
Gross margin % of service revenue	35.2%			35.2%	36.4%

Revenue by Geography

The Americas	$484,657			$484,657	$449,357
Europe, Middle East & Africa	553,801			553,801	548,412
Asia/Pacific	173,641			173,641	133,270

Total service revenue	$1,212,099			$1,212,099	$1,131,039

(a)	Prior year numbers have been reclassified to conform with the current year presentation.

(b)	Severance associated with FY11 restructuring activities.